SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K


                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934



                                January 30, 2003
                                ----------------
                                 Date of Report
                        (Date of earliest event reported)




                            MEMBERWORKS INCORPORATED
             (Exact name of registrant as specified in its charter)





     DELAWARE                        0-21527                   06-1276882
------------------------      ------------------------    ---------------------
(State of Incorporation)      (Commission File Number)     (I.R.S. Employer
                                                           Identification No.)




                               680 Washington Blvd
                           Stamford, Connecticut 06901
                          -----------------------------
                    (Address of principal executive offices,
                               including zip code)



                                 (203) 324-7635
                         -------------------------------
                         (Registrant's telephone number,
                              including area code)




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



                            MEMBERWORKS INCORPORATED


Item 5. Other Events.

On January 30, 2003, MemberWorks, Incorporated issued a press release regarding fiscal year 2003 second quarter and six month results, a copy of which is filed hereto as Exhibit 99.


Item 7. Financial Statements and Exhibits.

(c)  Exhibits

     99  Press Release dated January 30, 2003.







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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                                        MEMBERWORKS INCORPORATED
                                        (Registrant)


Date:  January 31, 2003                 By:   /s/ Gary A. Johnson
                                              ----------------------------------
                                              Gary A. Johnson, President and
                                              Chief Executive Officer



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Exhibit 99

                         MEMBERWORKS REPORTS FISCAL 2003
                 SECOND QUARTER AND SIX MONTH FINANCIAL RESULTS


- Reported revenues were $114.0 million versus guidance of $108.0 million to $110.0 million.
-    Earnings per share was $0.40 versus guidance of $0.13 to $0.16.
- Operating cash flow before changes in assets and liabilities was $16.1 million versus guidance of $9.0 million to $11.0 million.


STAMFORD, Connecticut-January 30, 2003 - MemberWorks Incorporated (Nasdaq:MBRS), a leading provider of consumer and membership services through affinity marketing and online channels, announced today its financial results for the fiscal 2003 second quarter.

The Company reported revenues of $114.0 million, an increase of 11% from $102.7 million reported in the fiscal 2002 second quarter, and an increase of 9% sequentially from $105.0 million reported in the fiscal 2003 first quarter.

Net income for the current quarter was $5.4 million, or $0.40 per diluted share, versus a net loss of $9.2 million, or $0.62 per diluted share, for last year's second fiscal quarter. Net income for the fiscal 2003 second quarter included a tax provision based on an estimated effective rate of approximately 12%. Fiscal 2002 second quarter results included a restructuring charge of $6.9 million and a $9.0 million charge related to the realized loss on marketable securities.

Excluding the impact of the charges discussed above in fiscal 2002, net income was $5.4 million, or $0.40 per diluted share, for the current quarter and $6.8 million, or $0.46 per diluted share, for last year's second fiscal quarter.

Operating cash flow reported for the fiscal 2003 second quarter was $16.1 million before changes in assets and liabilities compared to $6.3 million in last year's second fiscal quarter and $9.4 million in the fiscal 2003 first quarter. Operating cash flow after changes in assets and liabilities was $22.0 million in the fiscal 2003 second quarter compared to $9.3 million in last year's second fiscal quarter and $8.0 million in the fiscal 2003 first quarter.

Compared to previous guidance updated in December 2002, reported revenues were $114.0 million versus the guidance of $108.0 million to $110.0 million. Earnings per share was $0.40 versus guidance of $0.13 to $0.16. Operating cash flow before changes in assets and liabilities was $16.1 million versus guidance of $9.0 million to $11.0 million.

"This was a productive quarter for MemberWorks," said Gary Johnson, President and CEO. "By focusing on our core business, we have been able to achieve key milestones including new client additions, channel diversification, revenue and profitability. Our new marketing relationships announced this quarter highlight the value of our custom programs for large affinity brands and point to the underlying strength in our business. Looking ahead, as we continue to stabilize the business, we are committed to our targets for moderate growth, cash flow and profitability."


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



Six Month Results

The Company reported revenues of $219.0 million, a decrease of 1% from $221.6 million reported in the first six months of fiscal 2002. Excluding revenues from iPlace, which was sold in the first quarter of fiscal 2002, revenues would have increased 3% year over year.

Net income for the six months ended December 31, 2002, was $23.2 million, or $1.71 per diluted share, versus net income of $25.3 million, or $1.63 per diluted share, in the prior year period. Net income for the first six months of fiscal 2003 included a tax provision based on an estimated effective tax rate of 12%.

Net income for the first six months of fiscal 2003 also included a $19.1 million ($16.9 million after tax) gain related to the settlement of the suit against Homestore, Inc., a $1.0 million ($0.8 million after tax) charge for a purchase price adjustment related to the sale of iPlace, Inc. and a $0.2 million ($0.2 million after tax) charge for a realized loss on marketable securities.

Net income for the first six months of fiscal 2002 included a $5.9 million charge for a cumulative effect of an accounting change relating to the adoption of a new accounting standard, a $6.9 million restructuring charge and a $30.8 million gain, net of tax and minority interest, related to the sale of iPlace, Inc. in August 2001.

Excluding the items discussed above from both periods, net income was $7.3 million, or $0.54 per diluted share, for the first six months of 2003 and $7.3 million, or $0.47 per diluted share, for the first six months of fiscal 2002.

During the six months ended December 31, 2002, MemberWorks purchased 873,000 shares of its common stock on the open market. During the past twelve months, the Company has reduced the number of shares outstanding through its buyback program by 1,958,000 shares. Pursuant to the share repurchase program, the Company is authorized to repurchase approximately 2,100,000 additional shares as market conditions permit. As of December 31, 2002, there were 12,695,000 shares of common stock outstanding.

Business Outlook

Management offers the following guidance for the full year:
Revenues are expected to be in the range of $450.0 million to $455.0 million. Earnings per share is expected to be in the range of $1.25 to $1.30, tax effected at a 12% effective rate and excluding the items included as part of the first quarter 2003 results discussed above. Operating cash flow before changes in assets and liabilities is expected to be between $46.0 million and $50.0 million.




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


Management offers the following guidance for the quarter ended March 31, 2003:
Revenues are expected to be in the range of $114.0 million to $116.0 million and earnings per share is expected to range between $0.05 and $0.07. Operating cash flow before changes in assets and liabilities is expected to be in the range of $7.0 million to $8.0 million.

Management offers the following guidance for the quarter ended June 30, 2003:
Revenues are expected to be in the range of $118.0 million to $120.0 million and earnings per share is expected to range between $0.65 and $0.70. Operating cash flow before changes in assets and liabilities is expected to be in the range of $14.0 million to $17.0 million

The Company also announced today that it is challenging in a Connecticut state court an arbitration award that was recently entered against it. The arbitration was between the Company and MedValUSA Health Programs, Inc. ("MedVal"), a start-up company with no operations. In the arbitration, MedVal claimed that MemberWorks breached a marketing agreement between the parties and violated the Connecticut Unfair Trade Practices Act ("CUTPA"). Even though the arbitrators found that MemberWorks was not liable to MedVal for any compensatory damages, they awarded approximately $5.5 million in punitive damages and costs against MemberWorks solely under CUPTA. MemberWorks believes that this arbitration award is unjustified and not based on any existing legal precedent. The Company is challenging the award on a number of grounds, including that it violates a well defined public policy against excessive punitive damage awards, raises constitutional issues and disregards certain legal requirements for a valid award under CUPTA. Accordingly, on January 24, 2003, the Company filed a motion with the Superior Court for the Judicial District of Hartford, Connecticut to vacate the award. The hearing on the Company's motion is currently scheduled for February 10, 2003. While the Company intends to vigorously seek to vacate this award as well as to take action to prevent the enforcement of the award by, among other things, seeking to prevent the confirmation of the award, there can be no assurance that MemberWorks will be successful in its efforts. The Company has made no provision in its financial statements for this contingency because it believes that a loss is not probable.

Conference Call Note:

MemberWorks will host a conference call on Thursday, January 30, 2003, at 10:00 A.M., EST, to discuss the Company's second quarter results. This call will be web cast live on the Company's web site at www.memberworks.com. To listen to the conference call, please dial (877) 709-5342, approximately five to ten minutes before the scheduled start time. When prompted, state passcode "MBRS".

For those who cannot listen to the live call, an audio replay of the call will be available immediately following the broadcast until February 7, 2003. To listen to the audio replay, please call (800) 756-0529, or if located outside of the United States call (402) 998-0771. A replay of the web cast will also be available on the Company's website beginning approximately 2 hours after the end of the call and will remain available until February 7, 2003.


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

Headquartered in Stamford, Conn., MemberWorks is a leader in bringing value to consumers by designing innovative membership programs that offer services and discounts on everyday needs in healthcare, personal finance, insurance, travel, entertainment, computing, fashion and personal security. As of December 31, 2002, 6.3 million retail members are enrolled in MemberWorks programs, gaining convenient access to thousands of service providers and vendors. MemberWorks is the trusted marketing partner of leading consumer-driven organizations and offers them effective tools to enhance their market presence, to strengthen customer affinity and to generate additional revenue.

Any statements herein regarding the business of MemberWorks Incorporated that are not historical are "forward looking statements" that are intended to qualify for the safe harbor provisions from liability provided by the Private Securities Litigation Reform act of 1995. For a discussion of risks and uncertainties that could cause actual results to differ from those intended by any forward looking statement, see "Forward-Looking Information" in the Company's most recent Quarterly Reports on Form 10-Q and Annual report on form 10-K as filed with the SEC.

Company Contacts:
James B. Duffy
Chief Financial Officer
(203) 324-7635
                              -- Tables Attached --



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



                            MEMBERWORKS INCORPORATED
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (In thousands, except per share data)

                                                                         Three months ended                Six months ended
                                                                          December 31, 2002               December 31, 2002
                                                                   -------------------------------- -------------------------------
                                                                        2002             2001           2002              2001
                                                                   ---------------   -------------- -------------     -------------
                                                                             (Unaudited)                      (Unaudited)

Revenues                                                              $   114,045      $  102,684    $ 219,049       $   221,648

Expenses:
  Operating                                                                19,178          19,508        37,252           40,576
  Marketing                                                                69,899          57,444       135,448          134,234
  General and Administrative                                               18,764          18,570        37,627           41,579
  Restructuring                                                                 -           6,893             -            6,893
  Amortization of intangible assets                                           346             440           739            1,115
                                                                       ------------     -----------   -----------     -------------
Total expenses                                                            108,187         102,855       211,066          224,397
                                                                       ------------     -----------   -----------     -------------

Operating income (loss)                                                     5,858            (171)        7,983           (2,749)
Settlement of investment related litigation                                     -               -        19,148                -
Gain on sale of subsidiary                                                      -               -          (959)          65,608
Net loss on investment                                                          -          (9,043)         (206)         (31,339)
Other income (expense), net                                                   221              54           340              (36)
                                                                       ------------     -----------   -----------     -------------

Income (loss) before minority interest                                      6,079          (9,160)       26,306           31,484
Minority interest                                                               -               -             -              450
                                                                       ------------     -----------   -----------     -------------
Income (loss) before income taxes                                           6,079          (9,160)       26,306           31,934
Provision for income taxes                                                   (729)              -        (3,143)            (743)
                                                                       ------------     -----------   -----------     -------------
Income (loss) before cumulative effect of accounting change                 5,350          (9,160)       23,163           31,191
Cumulative effect of accounting change                                          -               -             -           (5,907)
                                                                       ------------     -----------   -----------     -------------
Net income (loss)                                                     $     5,350      $   (9,160)   $   23,163      $    25,284
                                                                       ============     ===========   ===========     =============

Diluted earnings (loss) per share:
  Income (loss) before cumulative effect of accounting change         $      0.40      $    (0.62)   $     1.71      $      2.01
  Cumulative effect of accounting change                                        -               -             -            (0.38)
                                                                      ------------      -----------   -----------     -------------

  Diluted earnings (loss) per share                                   $      0.40      $    (0.62)   $     1.71      $      1.63
                                                                       ============     ===========   ===========     =============

Diluted shares used in earnings (loss) per share calculation               13,396          14,789        13,530           15,505
                                                                       ============     ===========   ===========     =============




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


                            MEMBERWORKS INCORPORATED
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                                         Three months ended                Six months ended
                                                                          December 31, 2002               December 31, 2002
                                                                   -------------------------------- -------------------------------
                                                                        2002             2001           2002              2001
                                                                   ---------------   -------------- -------------     -------------
                                                                              (Unaudited)                     (Unaudited)

Operating Activities
  Net income (loss)                                                   $     5,350      $   (9,160)   $   23,163      $    25,284
  Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
     Revenues before deferral                                             111,026         101,201       209,140          206,697
     Marketing costs before deferral                                      (59,764)        (55,060)     (114,673)        (125,446)
     Revenues recognized                                                 (114,045)       (102,684)     (219,049)        (221,648)
     Marketing costs expensed                                              69,899          57,444       135,448          134,234
     Depreciation and amortization                                          3,040           3,249         6,169            6,677
     Deferred income taxes                                                    578               -         2,864                -
     Gain on settlement                                                         -               -       (19,148)               -
     Net loss (gain) on sale of subsidiary                                      -               -           959          (65,608)
     Net loss on investment                                                     -           9,043           206           31,339
     Restructuring and other charges                                            -           1,585             -            1,585
     Minority interest                                                          -               -             -             (450)
     Cumulative effect of accounting change                                     -               -             -            5,907
     Other                                                                     20             646           382              688
                                                                       ------------     -----------   -----------     -------------
     Net cash provided by (used in) operating activities before
      changes in assets and liabilities                                    16,104           6,264        25,461             (741)
     Net change in assets and liabilities                                   5,935           3,076         4,575           (2,644)
                                                                       ------------     -----------   -----------     -------------
Net cash provided by (used in) operating activities                        22,039           9,340        30,036           (3,385)
                                                                       ------------     -----------   -----------     -------------

Investing Activities
  Acquisition of fixed assets                                              (1,441)         (1,109)       (2,762)          (2,999)
  Settlement of investment related litigation                                   -               -        19,148                -
  Proceeds from sale of subsidiary, net of cash sold                            -               -          (750)          45,997
                                                                       ------------     -----------   -----------     -------------
Net cash (used in) proved by investing activities                          (1,441)         (1,109)       15,636           42,998
                                                                       ------------     -----------   -----------     -------------

Financing Activities
  Net proceeds from issuance of stock                                       1,830             310         1,851            1,196
  Treasury stock purchases                                                 (6,088)         (8,335)      (14,957)         (15,665)
  Payments of long-term obligations                                           (78)           (168)         (927)            (359)
                                                                       ------------     -----------   -----------     -------------
Net cash used in financing activities                                      (4,336)         (8,193)      (14,033)         (14,828)
                                                                       ------------     -----------   -----------     -------------
  Effect of exchange rate changes on cash and cash equivalents                  8             (89)          (32)            (221)
                                                                       ------------     -----------   -----------     -------------
  Net increase (decrease) in cash and cash equivalents                     16,270             (51)       31,607           24,564
  Cash and cash equivalents at beginning of period                         66,522          47,351        51,185           22,736
                                                                       ------------     -----------   -----------     -------------
  Cash and cash equivalents at end of period                          $    82,792      $   47,300    $   82,792      $    47,300
                                                                       ============     ===========   ===========     =============





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


                            MEMBERWORKS INCORPORATED
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)
                                                                            December 31,      December 31,
                                                                                2002              2001
                                                                           ---------------  -----------------
                                                                             (Unaudited)        (Audited)
                                       Assets
Current assets:
  Cash and cash equivalents                                                 $     82,792      $       51,185
  Marketable securities                                                                -                 912
  Accounts receivable                                                             11,857               9,831
  Other current assets                                                             7,221               6,386
  Membership solicitation and other deferred costs                               108,229             129,085
                                                                             -------------     --------------
Total current assets                                                             210,099             197,399
Fixed assets, net                                                                 28,235              31,420
Goodwill, net                                                                     42,039              42,039
Intangible and other assets, net                                                   9,643               9,959
                                                                             -------------     --------------
Total assets                                                                $    290,016      $      280,817
                                                                             =============     ==============

                       Liabilities and Shareholders' Deficit
Current liabilities:
  Current maturities of long-term obligations                               $        268      $        1,070
  Accounts payable and accrued liabilities                                        98,090              90,478
  Deferred membership fees                                                       196,290             206,272
                                                                             -------------     --------------
Total current liabilities                                                        294,648             297,820
Deferred income taxes                                                              2,863                   -
Long-term liabilities                                                              3,079               3,627
                                                                             -------------     --------------
Total liabilities                                                                300,590             301,447
                                                                             =============     ==============

Shareholders' deficit:
  Common stock; $0.01 par value
     40,000 shares authorized; 17,703 issued (17,493
     at June 30, 2002)                                                               177                 175
  Capital in excess of par value                                                 111,094             109,254
  Accumulated deficit                                                            (19,024)            (42,185)
  Accumulated other comprehensive loss                                              (453)               (373)
                                                                             -------------     --------------
Total shareholders' equity before treasury stock                                  91,794              66,871
  Treasury stock, 5,008 shares at cost (4,139 shares at June 30, 2002)          (102,368)            (87,501)
                                                                             -------------     --------------
Total shareholders' deficit                                                      (10,574)            (20,630)
                                                                             -------------     --------------
Total liabilities and shareholders' deficit                                 $    290,016      $      280,817
                                                                             =============     ==============








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